UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2024

AVANT TECHNOLOGIES, INC.

(f/k/a TREND INNOVATIONS HOLDING INC.)

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-225433 (Commission File Number)	38-4053064 (I.R.S. Employer Identification Number)

c/o Eastbiz.com, Inc 5348 Vegas Drive, Las Vegas, NV 89108

(Address and telephone number of principal executive offices)

(Issuer’s telephone number)

(866) 533-0065

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable

Item 1.01 Entry into a Material Definitive Agreement.

Appointment of CEO:

On July 10, 2024 (the “Effective Date”), Avant Technologies, Inc. (the “Company” or “Avant”) and Kenneth L. Waggoner entered into an Executive Compensation Agreement (the “Agreement”) pursuant to which Mr. Waggoner was retained as Chief Executive Officer (“CEO”). Kenneth L. Waggoner is not a relative of any director or executive officer of the Company and does not own more than 5% of the Company's outstanding common stock. Mr. Waggoner will undertake the responsibilities of CEO, started July 10, 2024, without concurrent membership on the board but as a member of the Senior Management Team.

Mr. Waggoner has 45 years of experience in management, business, operations, and law. Mr. Waggoner started his career as an attorney in private practice. From 1986 to 2003, he was senior partner with Brobeck, Phleger and Harrison. From 2003 to 2005, Mr. Waggoner served as the Vice President and General Counsel of Chevron’s global downstream operations. Mr. Waggoner served as the Chief Executive Officer, President and General Counsel of PharmaCyte Biotech, Inc. between 2013 and 2022. During that time, he was also the Chairman of the Board. Mr. Waggoner received his Juris Doctorate with honors in 1973 from Loyola University School of Law in Los Angeles.

In consideration for serving as CEO, Mr. Waggoner will receive a base salary of $720,000 annually (the “Base Salary”), payable in shares of common stock of the Company (“Shares”). The base salary shall be increased, retroactively, to the Effective Date to $1,440,000 upon the Shares being listed on a national stock exchange. The CEO`s base salary in effect, from time to time, exclusive of any other compensation under the Agreement. The Base Salary shall commence upon the Effective Date. The number of Shares shall be paid on a quarterly basis at the beginning of each quarter (“Payment Date”), prorated for partial quarters that will be determined by dividing $180,000 (which is the CEO`s Base Salary for 3 months) by the Company’s 20-day Volume Weighted Average Price per Share immediately prior to the relevant Payment Date. If, in the reasonable judgement of the Board, the Executive raises sufficient equity financing or other working capital, the Executive shall be entitled to an additional bonus consisting of 10% of the net amount of equity financing or other working capital. This additional bonus shall be payable to the Executive within 30 days of such financing or infusion of capital.

The CEO represents that he is an accredited investor as such term is defined under the Securities Act of 1933, as amended (“Act”). The CEO acknowledges that: (i) the Stock is not currently registered under the Act, or the securities laws of any state (“State Acts”), in reliance upon an exemption from the registration requirements of the Act and the State Acts; (ii) that absent an exemption from registration contained in the Act and the State Acts, the Stock, would require registration; and (iii) that the Company's reliance upon such exemptions is based, in material part, upon the CEO`s representations, warranties, and agreements contained in the Agreement. The CEO understands that the certificates for the Stock will be affixed with a restrictive legend.

The above offers and sales of the CEO Shares were made to Mr. Waggoner, an accredited investor, and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), with regards to the sales. No advertising or general solicitation was employed in offerings the securities. The offer and sale were made to an accredited investor and transfer of the securities was restricted by the Company in accordance with the requirements of the 1933 Act.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

Reappointments and Senior Management Team Updates:

Effective July 10, 2024, upon the appointment of Mr. Waggoner, Mr. Hisey, the current interim CEO of the Company, was reappointed as Chief Financial Officer (the “CFO”). Mr. Racius, the current CFO, Director, and Treasurer, was reappointed as the Company's Chief Operating Officer (the “COO”) while continuing his roles as Director and Treasurer. Mr. Racius remains a member of the Board of Directors, whereas Mr. Hisey and Mr. Waggoner, although not board members, are part of the Senior Management Team.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Executive Compensation Agreement between Avant Technologies, Inc. and Kenneth L. Waggoner dated July 10, 2024.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 15, 2024	AVANT TECHNOLOGIES, INC.

	By:	/s/	Vitalis Racius
		Name:	Vitalis Racius
		Title:	Chief Financial Officer, Director & Treasurer